Exhibit 99.1

PRESS RELEASE

US $

Resolute Announces Indefinite Idling of Pulp and Paper Operations

at Calhoun, TN Mill

MONTREAL, CANADA, December 16, 2021 – Resolute Forest Products Inc. (NYSE: RFP) (TSX: RFP) today announced the indefinite idling of pulp and paper operations at its Calhoun (Tennessee) mill. Tissue manufacturing and converting will continue at the site and the adjacent distribution center will remain in full operation.

The company anticipates that the decision will directly affect 350 hourly and salaried positions at the Calhoun mill. The facility, which employs a total of 545 people, has an annual capacity of 147,000 metric tons of pulp and 149,000 metric tons of paper as well as 60,000 metric tons of premium tissue.

“We have taken the very difficult decision to indefinitely idle pulp and paper operations at Calhoun knowing how hard this is for the affected employees and their families,” said Remi G. Lalonde, president and chief executive officer. “Success has proved elusive at Calhoun’s pulp and paper operations, despite the best efforts of our dedicated employees and significant investments of time, energy and resources over the last few years.”

The company continues to accumulate significant financial losses at the mill, even with the current strong market conditions for both the pulp and uncoated freesheet paper it manufactures. On a trailing twelve-month basis ending September 30, the pulp and paper operations in Calhoun produced an operating loss of $62 million before corporate expense allocation, including a depreciation expense of $10 million. In addition to these financial losses, the Calhoun mill faced additional significant production upsets in November and December.

Once the indefinite idling is completed, the company anticipates an improvement in its overall operating income, of approximately $35 million to $40 million, which reflects the lost pulp integration benefit with its tissue manufacturing of approximately $15 million and approximately $5 million from on-going costs associated with closed site maintenance.

Pulp and paper operations will continue for up to 60 days to ensure an orderly shutdown, to accommodate environmental safeguards and to transition customers. “Our focus now will be to support our employees through this difficult time, to operate for the remaining period with the same degree of focus on safety and quality, and to facilitate a smooth transition for our customers,” added Mr. Lalonde. “As business conditions for our tissue operations continue to improve after a challenging 2021, our priorities remain focused on driving performance progress to leverage the full potential of our converting operations and the quality of the paper from the machine, together with the right customer mix, to seize the upside, even as the lost integration benefit will add to pulp costs.”

The company will work with union leadership and will apply the mill’s collective agreement and applicable federal and state laws as well as provide severance benefits to those directly affected. Resolute will also engage government officials and other local authorities in an effort to mitigate the impact of the indefinite idling.

As a result of today’s announcement, the company expects to record, in the fourth quarter, non-cash impairment and accelerated depreciation charges of approximately $135 million to reduce the carrying value of the pulp and paper fixed assets to their residual value, as well as a write-down of inventory and a write-off of other assets of approximately $32 million in total. The company also estimates cash closure costs of approximately $45 million, mainly related to decommissioning, severance and other termination benefits, and other costs. Most cash closure costs will be disbursed in 2022.

Cautionary Statements Regarding Forward-Looking Information

Statements in this press release that are not reported financial results or other historical information of Resolute Forest Products Inc. (with its subsidiaries, “we,” “our,” “us” or the “company”) are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. They include, for example, statements included in this press release and statements relating to the expected costs and charges relating to the indefinite idling of the pulp and paper operations at Calhoun, Tennessee, as well as the expected impact on our future financial condition, results of operations and performance. Forward-looking statements also may be identified by the use of forward-looking terminology such as the words “should,” “would,” “could,” “will,” “may,” “expect,” “believe,” “see,” “anticipate,” “continue,” “attempt,” “generate,” “mitigate,” “ensure,” “accommodate,” “provide,” “support,” “facilitate” and other terms with similar meaning indicating possible future events or potential impact on our business or our shareholders.

The reader is cautioned not to place undue reliance on these forward-looking statements, which are not guarantees of future performance. These statements are based on management’s current assumptions, beliefs, and expectations, all of which involve a number of business risks and uncertainties that could cause actual results to differ materially. The potential risks and uncertainties include, but are not limited to, our inability to achieve anticipated cost savings, any additional unexpected charges or costs, any disruptions to execution in connection with the indefinite idling of the pulp and paper operations at Calhoun, Tennessee, and those set forth under Part I, Item 1A, “Risk Factors,” of our annual report on Form 10-K for the year ended December 31, 2020, filed with the U.S. Securities and Exchange Commission (or, the “SEC”) on March 1, 2021, which have been heightened by the COVID-19 pandemic, including related governmental responses and economic impacts, market disruptions and resulting changes in consumer habits.

All forward-looking statements in this press release are expressly qualified by the cautionary statements contained or referred above and in the company’s other filings with the SEC and the Canadian securities regulatory authorities. The company disclaims any obligation to publicly update or revise any forward-looking information, whether as a result of new information, future events or otherwise, except as required by law.

About Resolute Forest Products

Resolute Forest Products is a global leader in the forest products industry with a diverse range of products, including market pulp, tissue, wood products and papers, which are marketed in over 50 countries. The company owns or operates some 40 facilities, as well as power generation assets, in the United States and Canada. Resolute has third-party certified 100% of its managed woodlands to internationally recognized sustainable forest management standards. The shares of Resolute Forest Products trade under the stock symbol RFP on both the New York Stock Exchange and the Toronto Stock Exchange.

Resolute has received regional, North American and global recognition for its leadership in corporate social responsibility and sustainable development, as well as for its business practices. Visit www.resolutefp.com for more information.

Contacts

Investors Marianne Limoges Treasurer and Vice President, Investor Relations 514 394-2217 ir@resolutefp.com	Media and Others Seth Kursman Vice President, Corporate Communications, Sustainability and Government Affairs 514 394-2398 seth.kursman@resolutefp.com